Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY

ANNOUNCES THIRD QUARTER FISCAL 2003 OPERATING RESULTS

Uncasville, Connecticut, July 31, 2003—The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut known as Mohegan Sun, today announced its operating results for the third quarter ended June 30, 2003.

Highlights for the third quarter were as follows:

•	Gaming revenues of $271.0 million, a 11.8% increase over the corresponding period in the prior year

•	Gross slot revenues of $199.5 million, a 9.4% increase over the corresponding period in the prior year, exceeding the State of Connecticut slot market growth rate of 5.6%

•	Table games revenues of $69.9 million, a 16.0% increase over the corresponding period in the prior year

•	Non-gaming revenues of $53.7 million, a 26.6% increase over the corresponding period in the prior year

•	Income from operations of $58.2 million, a 17.5% increase over the corresponding period in the prior year

•	Net income of $28.3 million, a 50.9% increase over the corresponding period in the prior year

•	Adjusted EBITDA, as more fully described below, of $81.2 million, a 7.8% increase over the corresponding period in the prior year

Third Quarter Operating Results

Net revenues for the quarter ended June 30, 2003 increased by $37.7 million, or 14.2%, to $302.1 million from $264.4 million for the same period in the prior year. This increase is due primarily to the continued growth in gaming revenues.

“Mohegan Sun continues to enjoy strong growth in gaming revenues as we expand our Mohegan Sun Players Club database,” said William J. Velardo, President and Chief Executive Officer. “All of our revenue categories showed increases over the prior year. I attribute our success to the full array of amenities that Mohegan Sun now offers and to the outstanding customer service delivered by our 9,500 dedicated employees.”

Gaming revenues for the quarter ended June 30, 2003 increased by $28.6 million, or 11.8%, to $271.0 million from $242.4 million for the quarter ended June 30, 2002. This increase is due primarily to a 10.6% growth in net slot revenues and a 16.0% increase in table games revenues.

Slot handle increased $194.1 million, or 8.7%, to $2.4 billion from $2.2 billion in the quarter ended June 30, 2002. Gross slot revenues, which the Authority also refers to as gross slot win, were $199.5 million, representing a market share of 49.4% for the quarter compared to 47.6% for the same period in the prior year. The State of Connecticut reported gross slot revenues of $404.3 million and $382.9 million for the quarters ended June 30, 2003 and 2002, respectively, representing an increase of 5.6%. Mohegan Sun exceeded the Connecticut market growth in gross slot revenues as it experienced an increase in gross slot revenues of 9.4% for the quarter ended June 30, 2003 compared to the quarter ended June 30, 2002. Gross slot hold percentage, or gross slot revenues divided by slot handle, for the quarter was 8.2% compared to 8.1% for the same period in the prior year.

Table games drop for the quarter ended June 30, 2003 increased by $94.3 million, or 25.3%, to $467.8 million from $373.5 million for the quarter ended June 30, 2002. Table games revenues for the quarter ended June 30, 2003 increased $9.6 million, or 16.0%, to $69.9 million from $60.3 million for the quarter ended June 30, 2002. Table games hold percentage, or table games revenues divided by table games drop, was 14.9% for the quarter ended June 30, 2003 compared to 16.1% for the same period in the prior year.

“We were pleased with our gaming revenue growth despite unusually low hold in table games,” said Mitchell Etess, Executive Vice President of Marketing. “We continue to achieve a slot win efficiency in excess of 100% which reinforces the acceptance of our property by the Connecticut market gaming patron.” Slot win efficiency refers to the Authority’s percentage of gross slot win in the Connecticut slot market divided by the Authority’s percentage of slot machines in the market.

Non-gaming revenues for the quarter ended June 30, 2003 increased by $11.3 million, or 26.6%, to $53.7 million from $42.4 million for the quarter ended June 30, 2002. The approximately 1,200 room Mohegan Sun hotel accounted for $6.3 million of the increase in non-gaming revenues during the quarter. Room nights occupied for the quarter ended June 30, 2003 increased by approximately 48,000, or 131.5%, to 85,000 from 37,000 for the quarter ended June 30, 2002. The average daily room rate was $146 with an occupancy rate of 80% for the quarter ended June 30, 2003 versus an average daily rate of $174 and an occupancy rate of 67% for the quarter ended June 30, 2002. Revenue per Available Room was $122 for the quarters ended June 30, 2003 and 2002. The non-gaming revenue growth also is attributable, in part, to an increase in business volume in the Mohegan Sun operated food and beverage outlets as well as a $1.4 million increase in rental revenue associated with third party tenants for the quarter. The number of meals served, or food covers, increased from 1.4 million in the quarter ended June 30, 2002 to 1.5 million in the quarter ended June 30, 2003, a 9.1% increase.

Income from operations for the quarter ended June 30, 2003 increased by $8.7 million, or 17.5%, to $58.2 million from $49.5 million for the quarter ended June 30, 2002. This increase is attributable primarily to increases in net revenues, substantially offset by an increase in total operating costs and expenses resulting primarily from increased gaming.

Net income for the quarter ended June 30, 2003 increased by $9.5 million, or 50.9%, to $28.3 million from $18.8 million for the quarter ended June 30, 2002. The increase is due primarily to an increase in income from operations, combined with a decrease in interest expense for the quarter ended June 30, 2003. The decrease in interest expense is attributable mainly to a lower weighted average interest rate as compared to the prior year, partially offset by higher outstanding debt for the quarter ended June 30, 2003. The weighted average interest rate was 7.3% for the quarter ended June 30, 2003, compared to 8.6% for the quarter ended June 30, 2002. The weighted average outstanding debt was $1.14 billion for the quarter ended June 30, 2003 compared to $1.12 billion for the quarter ended June 30, 2002.

Mohegan Management Board Chairman Mark F. Brown said “The Management Board is extremely pleased with the operating results of the quarter and the first nine months of the fiscal year. We attribute the success to the dedication and hard work of our management team, employees and staff.”

Adjusted EBITDA

Adjusted EBITDA for the quarter ended June 30, 2003 increased by $5.9 million, or 7.8%, to $81.2 million from $75.3 million for the quarter ended June 30, 2002. Mohegan Sun achieved a 26.9% Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net revenues) for the quarter ended June 30, 2003 compared to a 28.5% Adjusted EBITDA margin for the quarter ended June 30, 2002. The decline in the Adjusted EBITDA margin was attributable partially to a lower hold percentage for table games as compared to the prior year, which is partially offset by a higher gross slot hold percentage. Also, additional costs related to the production of the new Mohegan Sun television commercials, which began airing in May 2003, higher medical and state unemployment claim costs, higher property insurance costs and costs to implement new regulations under the Sarbanes - Oxley legislation had the effect of lowering the Adjusted EBITDA margin for the quarter. Additionally, for the quarter ended June 30, 2003, Mohegan Basketball Club LLC, or the Connecticut Sun, incurred an operating loss of $1.1 million associated with the inaugural season of the Connecticut Sun.

“We continue to focus on operating expense controls throughout the property,” said Jeffrey Hartmann, Executive Vice President, Finance and Chief Financial Officer, “We have made significant progress in delivering superior customer service in the most cost efficient manner, which has led to an increase in Adjusted EBITDA over the last twelve months.”

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in our industry. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. The Authority has historically evaluated its operating performance with the non-GAAP measure Adjusted EBITDA which as used in this press release represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment adjustment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, write-off of debt issuance costs and other non-operating income/expense.

Adjusted EBITDA provides an additional way to view our operations that, when viewed with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because (1) it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the gaming industry because Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s core operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of gaming companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and also as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as depreciation and amortization, interest expense and the accretion of relinquishment liability discount as described above. Each of these items have been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of our results. We compensate for these limitations by providing the relevant disclosure of depreciation and amortization, interest expense, the accretion of relinquishment liability discount and other items excluded in the calculation of Adjusted EBITDA both in our reconciliation to the GAAP financial measure of net income and in our condensed consolidated financial statements, all of which should be considered when evaluating our results. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure. A reconciliation of Adjusted EBITDA to net income is included in the selected financial information that accompanies this press release.

Liquidity, Capital Resources and Capital Spending

As of June 30, 2003, the Authority held cash and cash equivalents of $66.0 million, a decrease of $19.0 million from $85.0 million as of September 30, 2002. Cash provided by operating activities for the nine months ended June 30, 2003 increased by $21.0 million, or 16.7%, to $146.5 million from $125.5 million for the nine months ended June 30, 2002. The increase in cash provided by operating activities is attributable to an increase in net income, after adjustments for non-cash items, offset by increased working capital requirements.

On March 25, 2003, the Authority entered into an Amended and Restated Loan Agreement for a $391.0 million bank credit facility, or the New Bank Credit Facility, from a syndicate of 12 financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent. The New Bank Credit Facility is comprised of a revolving loan of up to $291.0 million and a $100.0 million term loan, both of which mature on March 31, 2008. The Authority may, at its option, seek to increase the size of the New Bank Credit Facility to an amount not to exceed $500.0 million. As of June 30, 2003, $196.0 million was outstanding under the New Bank Credit Facility, which consists of the $100.0 million term loan and $96.0 million under the revolving loan.

In June 2003, the Authority commenced a cash tender offer and consent solicitation to repurchase all of its outstanding $300.0 million 8.75% Senior Subordinated Notes, or the 1999 Senior Subordinated Notes, at a price of 107.75% of the principal amount tendered. The tender offer closed in July 2003, subsequent to the end of the quarter. As part of the tender offer, the Authority received consent to certain proposed amendments to the indenture governing the 1999 Senior Subordinated Notes. The aggregate amount paid for the 1999 Senior Subordinated Notes at closing, representing an original principal amount tendered of approximately $280.3 million, was $302.5 million. This amount included a tender and consent solicitation premium of $21.7 million and accrued interest of $545,000.

In July 2003, the Authority issued $330.0 million Senior Subordinated Notes with fixed interest payable at a rate of 6.375% per annum, or the 2003 Senior Subordinated Notes. The net proceeds from this financing were used to repurchase substantially all of the outstanding 1999 Senior Subordinated Notes and to pay fees and expenses associated with the issuance. The 2003 Senior Subordinated Notes are uncollateralized general obligations of the Authority and mature on July 15, 2009. The Authority has agreed to offer to exchange the 2003 Senior Subordinated Notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933, as amended.

“We successfully completed our refinancing of the 8.75% 1999 Senior Subordinated Notes through the issuance of the 6.375% 2003 Senior Subordinated Notes,” said Jeffrey Hartmann, Executive Vice President, Finance and Chief Financial Officer. “Our timing in going to the market could not have been better as we believe we were able to issue the 2003 Senior Subordinated Notes at one of the historically lowest coupon rates in our industry.”

Capital expenditures totaled $22.3 million, net of $33,000 expensed or recorded as inventory, for the nine months ended June 30, 2003, versus $214.3 million, net of $3.7 million expensed or recorded as inventory, for the same period in the prior year. The decrease in capital expenditures is due to the substantial completion of Project Sunburst.

During the remainder of fiscal year 2003, the Authority expects to incur capital expenditures totaling approximately $13.3 million comprised of $10.4 million for maintenance capital expenditures and $2.9 million for remaining contractual obligations with respect to Project

Sunburst, the Indian Summer Garage and the Thames Garage construction projects that were opened in fiscal years 2001 and 2002, respectively.

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $38.3 million and $27.9 million for the nine months ended June 30, 2003 and 2002, respectively. Distributions to the Tribe are anticipated to total $21.7 million for the remainder of fiscal year 2003 for a total of $60.0 million for fiscal year 2003.

Management believes that existing cash balances, financing arrangements and operating cash flow will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments, the remaining construction payables related to completion of Project Sunburst, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months.

Certain amounts in the fiscal year 2002 condensed consolidated financial statements have been reclassified to conform to the fiscal year 2003 presentation.

Other Business Developments

On July 30, 2003, the Authority announced that it would close its poker operations in September 2003 to add approximately 275 slot machines. The cost of renovating the existing poker room and acquiring the slot machines will be approximately $7.0 million and will be financed with cash flow generated from operations. The Authority anticipates the renovation will be completed by December 2003.

Conference Call Detail

The Authority will host a conference call and simultaneous webcast regarding its third quarter fiscal year 2003 operating results on Thursday, July 31, 2003 at 2:00 p.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107(international)

Conference ID: 2057213

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mohegansun.com, in the “About Us/Investor Relations/Online Presentations” section. A replay of the call and related information will be made available at the same location on the company’s website.

Interested parties may also listen to a taped replay of the entire conference call commencing at approximately 5:00 p.m. (Eastern Standard Time) on Thursday, July 31, 2003. This replay will run through August 12, 2003.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (international)

Conference ID: 2057213

A transcript will be available on the Authority’s website for a period of one year following the conference call.

About Mohegan Sun and the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “except,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization of expanded gaming in Connecticut, New York, Massachusetts, Maine and Rhode Island), changes in interest rates, dependence on existing management, leverage and debt service, regional, domestic or global economic conditions, changes in federal tax laws or the administration of such laws, changes in gaming laws or regulation and the availability of financing for development and operations. Additional information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended on Form 10-K/A, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

MOHEGAN TRIBAL GAMING AUTHORITY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003 (unaudited)	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$65,968	$85,017
Receivables, net	14,574	14,222
Inventories	13,628	14,314
Other current assets	25,621	5,890

Total current assets	119,791	119,443
Non-current assets:
Property and equipment, net	1,393,533	1,443,705
Construction in process	8,198	5,962
Trademark, net	119,692	119,692
Other assets, net	34,419	25,253

Total assets	$1,675,633	$1,714,055

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$1,000	$101,000
Current portion of relinquishment liability	86,535	79,764
Accounts payable and accrued expenses	99,324	80,384
Construction payables	1,202	28,823
Accrued interest payable	32,730	26,278

Total current liabilities	220,791	316,249
Non-current liabilities:
Long-term debt, net of current portion	1,105,704	1,052,173
Relinquishment liability, net of current portion	456,976	477,828
Other long-term liabilities	119	3,172

Total liabilities	1,783,590	1,849,422

Commitments and contingencies
Capital:
Retained deficit	(107,457)	(134,277)
Accumulated other comprehensive loss	(500)	(1,090)

Total capital	(107,957)	(135,367)

Total liabilities and capital	$1,675,633	$1,714,055

1

MOHEGAN TRIBAL GAMING AUTHORITY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	For the Quarter Ended June 30, 2003 (unaudited)	For the Quarter Ended June 30, 2002 (unaudited)	For the Nine Months Ended June 30, 2003 (unaudited)	For the Nine Months Ended June 30, 2002 (unaudited)

Revenues:
Gaming	$271,049	$242,443	$777,001	$690,627
Food and beverage	21,634	19,417	63,116	51,454
Hotel	13,063	6,785	37,042	6,785
Retail, entertainment and other	19,008	16,234	56,297	45,108

Gross revenues	324,754	284,879	933,456	793,974
Less—Promotional allowances	(22,654)	(20,454)	(66,842)	(52,042)

Net revenues	302,100	264,425	866,614	741,932

Operating costs and expenses:
Gaming	150,967	132,265	435,421	387,893
Food and beverage	13,244	11,023	38,469	30,037
Hotel	3,366	1,392	8,804	1,392
Retail, entertainment and other	9,158	5,164	28,845	20,133
Advertising, general and administrative	44,190	39,275	131,208	108,663
Pre-opening costs and expenses	—	4,092	—	7,755
Depreciation and amortization	22,974	21,689	68,883	56,987

Total operating costs and expenses	243,899	214,900	711,630	612,860

Income from operations	58,201	49,525	154,984	129,072

Other income (expense):
Accretion of relinquishment liability discount	(8,398)	(9,083)	(25,194)	(27,250)
Interest income	61	95	213	335
Interest expense, net of capitalized interest	(20,961)	(21,732)	(63,812)	(51,699)
Write-off of debt issuance costs	—	—	(403)	(826)
Other income (expense), net	(598)	(50)	(688)	(137)

Total other expense	(29,896)	(30,770)	(89,884)	(79,577)

Net income	$28,305	$18,755	$65,100	$49,495

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Mohegan Tribal Gaming Authority

Selected Financial Information

(in thousands)

	For the Quarter Ended		For the Nine Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Results:
Gross revenues	$324,754	$284,879	$933,456	$793,974
Net revenues	$302,100	$264,425	$866,614	$741,932
Income from operations	$58,201	$49,525	$154,984	$129,072
Net income	$28,305	$18,755	$65,100	$49,495
Other Data:
Adjusted EBITDA:
Adjusted EBITDA	$81,175	$75,306	$223,867	$193,814
Adjusted EBITDA margin	26.9%	28.5%	25.8%	26.1%
Win Per Unit Per Day:
Slots (gross)	$360	$323	$336	$306
Table games	$2,986	$2,737	$2,990	$2,577
Hold Percentage:
Slots (gross)	8.2%	8.1%	8.0%	8.2%
Table games	14.9%	16.1%	15.7%	16.1%
Slot Market Share:
Slot win market share	49.4%	47.6%	49.6%	47.1%
Slot win efficiency	103.0%	98.7%	101.9%	97.2%
Hotel Statistics:
Hotel occupancy %	80%	67%	74%	67%
Average Daily Rate (ADR)	$146	$174	$150	$174
Revenue Per Available Room (REVPAR)	$122	$122	$115	$122
Capital expenditures	$8,792	$51,418	$22,338	$214,285
Balance Sheet Data:
Total assets	$1,675,633	$1,712,418	$1,675,633	$1,712,418
Total current and long-term debt	$1,106,704	$1,120,000	$1,106,704	$1,120,000

Reconciliation of Adjusted EBITDA to Net income:

A reconciliation of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is shown below (in thousands):

Adjusted EBITDA	$81,175	$75,306	$223,867	$193,814
Depreciation and amortization	(22,974)	(21,689)	(68,883)	(56,987)
Pre-opening costs and expenses	—	(4,092)	—	(7,755)
Accretion of relinquishment liability discount	(8,398)	(9,083)	(25,194)	(27,250)
Interest expense	(20,961)	(21,732)	(63,812)	(51,699)
Interest income	61	95	213	335
Write-off of debt issuance costs	—	—	(403)	(826)
Other income (expense), net	(598)	(50)	(688)	(137)

Net income	$28,305	$18,755	$65,100	$49,495

Adjusted EBITDA Explanation:

Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, pre-opening costs and expenses, accretion of relinquishment liability discount and relinquishment liability reassessment adjustment on the relinquishment liability to Trading Cove Associates pursuant to the Relinquishment Agreement, write-off of debt issuance costs and other non-operating income/expense. The Adjusted EBITDA margin is calculated as Adjusted EBITDA as a percentage of net revenues. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of EBITDA or other similarly titled measurements used by other gaming companies and therefore comparability may be limited. A further discussion of Adjusted EBITDA is included within the text of this press release.